Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen H. Boone
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD FIRST QUARTER RESULTS

2012 GUIDANCE RAISED TO REFLECT STRONG PERFORMANCE TO DATE AND THE ANTICIPATED SECOND QUARTER BENEFIT OF THE CONTINUING IMPASSE BETWEEN INDUSTRY PEERS

First Quarter and Year-Over-Year Highlights:

•                  Net revenues increased 19.9% to a record $30.8 billion, with Pharmacy Services up 32.3% and Retail Pharmacy up 9.9%

•                  Retail Pharmacy segment same stores sales increased 8.4%

•                  Adjusted EPS of $0.65, up 14.7%; GAAP diluted EPS from continuing operations of $0.59

•                  Generated free cash flow of $2.4 billion; cash flow from operations of $2.8 billion

2012 Guidance:

•                  Raised full-year Adjusted EPS guidance to $3.23 to $3.33 and GAAP diluted EPS from continuing operations guidance to $3.01 to $3.11

•                  Set second quarter Adjusted EPS guidance of $0.78 to $0.80 and GAAP diluted EPS from continuing operations guidance of $0.72 to $0.74

•                  Reconfirmed full-year free cash flow guidance of $4.6 to $4.9 billion and cash flow from operations of $6.2 to $6.4 billion

WOONSOCKET, RHODE ISLAND, May 2, 2012 - CVS Caremark Corporation (NYSE: CVS) today announced revenues, operating profit and net income for the three months ended March 31, 2012.

Revenues

Net revenues for the three months ended March 31, 2012, increased 19.9% or $5.1 billion, to $30.8 billion, up from $25.7 billion in the three months ended March 31, 2011.

Revenues in the Pharmacy Services segment increased 32.3% to $18.3 billion in the three months ended March 31, 2012. This increase was primarily associated with new activity resulting from our acquisition of the Medicare prescription drug plan of Universal American Corp. (“UAM Medicare PDP Business”) in the second quarter of 2011, new client starts associated with our highly successful 2011 selling season, and drug cost inflation. Pharmacy network claims processed during the three months ended March 31, 2012, increased 25.9% to 198.5 million, compared to 157.7 million in the prior year period. The increase in pharmacy network claims was primarily due to the Company’s 2011 acquisition of the UAM Medicare PDP Business, as well as new client starts. Mail choice claims processed during the three months ended March 31, 2012 increased approximately 16.6% to 20.4 million compared to 17.5 million in the prior year period. The increase in the mail choice claim volume was primarily driven by new client starts and the continued adoption of our Maintenance Choice® program.

Revenues in the Retail Pharmacy segment increased 9.9% to $16.0 billion in the three months ended March 31, 2012. Same store sales increased 8.4% over the prior year period, with pharmacy same store sales increasing 9.8% over the prior year period. This increase in pharmacy same store sales included a significant benefit associated with Walgreens no longer being part of the Express Scripts pharmacy provider network as of January 1, 2012. Calendar day shifts in the first quarter of 2012, which had one additional weekday compared with the same period in 2011, positively impacted pharmacy same store sales by approximately 50 basis points; while the extra day in 2012 due to leap year had a positive impact on pharmacy same store sales of approximately 75 basis points. Additionally, pharmacy same store prescription volumes rose 7.2% when 90-day scripts are counted as one script. When converting 90-day scripts into 3 scripts, our same store prescription volumes increased 9.2% in the quarter. Pharmacy same store sales were negatively impacted by approximately 305 basis points due to recent generic introductions. Pharmacy same store sales were also negatively impacted by a weak flu season, which was partially offset by the early onset of the allergy season. Front store same store sales increased 5.3% in the three months ended March 31, 2012, and were positively impacted by approximately 120 basis points from the one extra day due to leap year.

For the three months ended March 31, 2012, the generic dispensing rate increased approximately 270 basis points to 76.5% in our Pharmacy Services segment and 290 basis points to 78.1% in our Retail Pharmacy segment, compared to the prior year period.

Income from Continuing Operations Attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended March 31, 2012, increased $67 million to $777 million, compared with $710 million during the three months ended March 31, 2011. The increase in income from continuing operations attributable to CVS Caremark was primarily driven by an 18.4% increase in operating profit in our Retail Pharmacy segment. Our retail business benefited significantly from the continuing contractual impasse between Walgreens and Express Scripts, the extra day due to leap year, and the continued growth of our popular Maintenance Choice program. Additionally, effective January 1, 2012, the Company changed its methods of accounting for prescription drug inventories in the Retail Pharmacy segment, which resulted in an after tax benefit of approximately $19 million, or approximately one cent per share, during the first quarter. Adjusted earnings per share from continuing operations attributable to CVS Caremark (“Adjusted EPS”) for the three months ended March 31, 2012 and 2011 was $0.65 and $0.57, respectively. Adjusted EPS excludes $118 million and $106 million of intangible asset amortization related to acquisition activity in the three months ended March 31, 2012 and 2011, respectively. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended March 31, 2012 and 2011 was $0.59 and $0.52, respectively.

Larry Merlo, president and CEO, stated: “We posted an outstanding first quarter with strong results across the board. Results in both our retail and PBM segments came in at the high end of our guidance, while EPS exceeded expectations. We also generated $2.4 billion in free cash during the quarter, which places us comfortably on track to achieve our goal for the year.”

Mr. Merlo continued, “Our retail team has done an outstanding job capitalizing on the unprecedented opportunity for share gains afforded to us by the impasse between two of our industry peers. At the same time, while it is still early in the 2013 PBM selling season, we’re optimistic about the opportunities and continue to feel very good about our position in the marketplace. With our stable business and unmatched breadth of capabilities, we are very well positioned for success in the 2013 and 2014 selling seasons.”

Real Estate Program

During the three months ended March 31, 2012, the Company opened 32 new retail drugstores and closed seven retail drugstores and one onsite pharmacy. In addition, the Company relocated 40 retail drugstores. As of March 31, 2012, the Company operated 7,428 locations, including 7,352 retail drugstores, 29 onsite pharmacies, 31 retail specialty pharmacy stores, 12 specialty mail order pharmacies and four mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Guidance

The Company raised its earnings guidance for the full year 2012 to reflect the solid first quarter performance and the anticipated benefit to second quarter results of approximately $0.03 to $0.04 per share from the continuing impasse between Walgreens and Express Scripts. The guidance adjustment reflects the potential estimated benefit if the stalemate continues only through the end of the second quarter and does not contemplate any potential benefit beyond the second quarter. Based on these assumptions, the Company currently expects to deliver Adjusted EPS of $3.23 to $3.33 and GAAP diluted earnings per share from continuing operations of $3.01 to $3.11 per share in 2012. The Company now expects the Retail Pharmacy segment’s operating profit to increase between 10.5% and 12.5%, up from a range of 8.5% to 10.5%, while the Pharmacy Services segment’s operating profit growth is still expected to increase between 11% and 15%. The Company reiterated its 2012 free cash flow guidance and expects to generate between $4.6 billion and $4.9 billion. Further, the Company confirmed that it expects to generate cash flow from operations in 2012 in the range of $6.2 billion to $6.4 billion. These 2012 guidance estimates assume the completion of $3.0 billion in previously authorized share repurchases.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,300 CVS/pharmacy® stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with approximately 600 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company with an unmatched breadth of capabilities, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about how CVS Caremark is reinventing pharmacy for better health at http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

— Tables Follow —

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2012(1)	2011

Net revenues	$30,798	$25,695
Cost of revenues	25,685	20,953
Gross profit	5,113	4,742
Operating expenses	3,709	3,437
Operating profit	1,404	1,305
Interest expense, net	132	134
Income before income tax provision	1,272	1,171
Income tax provision	496	462
Income from continuing operations	776	709
Income (loss) from discontinued operations, net of tax	(1)	3
Net income	775	712
Net loss attributable to noncontrolling interest	1	1
Net income attributable to CVS Caremark	$776	$713

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$776	$709
Net loss attributable to noncontrolling interest	1	1
Income from continuing operations attributable to CVS Caremark	$777	$710

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.60	$0.52
Income (loss) from discontinued operations attributable to CVS Caremark	—	—
Net income attributable to CVS Caremark	$0.60	$0.52
Weighted average basic common shares outstanding	1,299	1,362

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.59	$0.52
Income (loss) from discontinued operations attributable to CVS Caremark	—	—
Net income attributable to CVS Caremark	$0.59	$0.52
Weighted average diluted common shares outstanding	1,309	1,371

Dividends declared per common share	$0.1625	$0.1250

(1)          Effective January 1, 2012, the Company changed its methods of accounting for prescription drug inventories in the Retail Pharmacy segment. Additional details of this accounting change are discussed in Note 2 to the condensed consolidated financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012.

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
In millions, except per share amounts	2012(1)	2011
Assets:
Cash and cash equivalents	$2,211	$1,413
Short-term investments	5	5
Accounts receivable, net	6,109	6,047
Inventories	10,677	10,046
Deferred income taxes	538	503
Other current assets	351	580
Total current assets	19,891	18,594
Property and equipment, net	8,517	8,467
Goodwill	26,431	26,458
Intangible assets, net	9,799	9,869
Other assets	1,368	1,155
Total assets	$66,006	$64,543

Liabilities:
Accounts payable	$5,240	$4,370
Claims and discounts payable	3,661	3,487
Accrued expenses	4,506	3,293
Short-term debt	—	750
Current portion of long-term debt	5	56
Total current liabilities	13,412	11,956
Long-term debt	9,206	9,208
Deferred income taxes	3,875	3,853
Other long-term liabilities	1,431	1,445
Commitments and contingencies
Redeemable noncontrolling interest	29	30

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,650 shares issued and 1,290 shares outstanding at March 31, 2012 and 1,640 shares issued and 1,298 shares outstanding at December 31, 2011	16	16
Treasury stock, at cost: 358 shares at March 31, 2012 and 340 shares at December 31, 2011	(12,752)	(11,953)
Shares held in trust: 2 shares at March 31, 2012 and December 31, 2011	(56)	(56)
Capital surplus	28,450	28,126
Retained earnings	22,566	22,090
Accumulated other comprehensive loss	(171)	(172)
Total shareholders’ equity	38,053	38,051
Total liabilities and shareholders’ equity	$66,006	$64,543

(1)          Effective January 1, 2012, the Company changed its methods of accounting for prescription drug inventories in the Retail Pharmacy segment. Additional details of this accounting change are discussed in Note 2 to the condensed consolidated financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012.

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
In millions	2012(1)	2011
Cash flows from operating activities:
Cash receipts from customers	$29,207	$22,971
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(22,515)	(17,445)
Cash paid to other suppliers and employees	(3,751)	(3,342)
Interest received	1	1
Interest paid	(128)	(150)
Income taxes paid	(28)	(169)
Net cash provided by operating activities	2,786	1,866

Cash flows from investing activities:
Purchases of property and equipment	(376)	(309)
Proceeds from sale-leaseback transactions	—	11
Proceeds from sale of property and equipment	—	12
Acquisitions (net of cash acquired) and other investments	(74)	(11)
Purchase of available-for-sale investments	—	(2)
Proceeds from sale of subsidiary	7	—
Net cash used in investing activities	(443)	(299)

Cash flows from financing activities:
Decrease in short-term debt	(750)	—
Repayments of long-term debt	(52)	(301)
Dividends paid	(211)	(171)
Proceeds from exercise of stock options	278	107
Repurchase of common stock	(810)	(467)
Net cash used in financing activities	(1,545)	(832)
Net increase in cash and cash equivalents	798	735
Cash and cash equivalents at the beginning of the period	1,413	1,427
Cash and cash equivalents at the end of the period	$2,211	$2,162
Reconciliation of net income to net cash provided by operating activities:
Net income	$775	$712
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	423	374
Stock-based compensation	36	36
Deferred income taxes and other non-cash items	21	70
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(70)	(423)
Inventories	(776)	514
Other current assets	286	(30)
Other assets	(189)	(52)
Accounts payable and claims and discounts payable	1,044	535
Accrued expenses	1,250	156
Other long-term liabilities	(14)	(26)
Net cash provided by operating activities	$2,786	$1,866

(1)         Effective January 1, 2012, the Company changed its methods of accounting for prescription drug inventories in the Retail Pharmacy segment. Additional details of this accounting change are discussed in Note 2 to the condensed consolidated financial statements included in the Company’s Form 10-Q for the quarter ended March 31, 2012.

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended
	March 31,
In millions, except per share amounts	2012	2011(2)

Income before income tax provision	$1,272	$1,171
Amortization	118	106
Adjusted income before income tax provision	1,390	1,277
Adjusted income tax provision(1)	542	503
Adjusted income from continuing operations	848	774
Net loss attributable to noncontrolling interest	1	1
Adjusted income from continuing operations attributable to CVS Caremark	$849	$775
Weighted average diluted common shares outstanding	1,309	1,371
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$0.65	$0.57

(1)	The adjusted income tax provision is computed using the effective income tax rate from the consolidated statement of income.
(2)	The adjusted results for the three months ended March 31, 2011 have been revised to reflect the results of TheraCom as discontinued operations.

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
In millions	2012	2011

Net cash provided by operating activities	$2,786	$1,866
Subtract: Additions to property and equipment	(376)	(309)
Add: Proceeds from sale-leaseback transactions	—	11
Free cash flow	$2,410	$1,568

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)(3)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals

Three Months Ended
March 31, 2012:
Net revenues	$18,300	$16,024	$—	$(3,526)	$30,798
Gross profit	616	4,572	—	(75)	5,113
Operating profit (loss)	349	1,298	(168)	(75)	1,404
March 31, 2011:
Net revenues	13,829	14,587	—	(2,721)	25,695
Gross profit	630	4,147	—	(35)	4,742
Operating profit (loss)	391	1,096	(147)	(35)	1,305

(1)	Net revenues of the Pharmacy Services segment include approximately $2.3 billion and $2.2 billion of retail co-payments for the three months ended March 31, 2012 and 2011, respectively.
(2)

Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. Beginning in the fourth quarter of 2011, the Maintenance Choice eliminations reflect all discounts available for the purchase of mail order prescription drugs. The following amounts are eliminated in consolidation in connection with the item (ii) intersegment activity: net revenues of $798 million and $558 million for the three months ended March 31, 2012 and 2011, respectively, gross profit and operating profit of $75 million and $35 million for the three months ended March 31, 2012 and 2011, respectively.

(3)	The results of the Pharmacy Services segment for the three months ended March 31, 2011 have been revised to reflect the results of TheraCom as discontinued operations.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2012	2011(4)

Net revenues	$18,300	$13,829
Gross profit	616	630
Gross profit % of net revenues	3.4%	4.6%
Operating expenses	267	239
Operating expense % of net revenues	1.5%	1.7%
Operating profit	349	391
Operating profit % of net revenues	1.9%	2.8%

Net revenues(1):
Mail choice(2)	$5,666	$4,393
Pharmacy network(3)	12,584	9,377
Other	50	59
Pharmacy claims processed(1):
Total	218.9	175.2
Mail choice(2)	20.4	17.5
Pharmacy network(3)	198.5	157.7
Generic dispensing rate(1):
Total	76.5%	73.8%
Mail choice(2)	69.0%	63.8%
Pharmacy network(3)	77.3%	74.8%
Mail choice penetration rate	22.8%	24.1%

(1)         Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)         Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)         Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)         The results of the Pharmacy Services segment for the three months ended March 31, 2011 have been revised to reflect the results of TheraCom as discontinued operations.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended
	March 31,
In millions, except per adjusted claim amounts	2012	2011(1)

Operating profit	$349	$391
Depreciation and amortization	122	98
EBITDA	471	489
Adjusted claims	257.0	207.6
EBITDA per adjusted claim	$1.83	$2.36

(1)         The results of the Pharmacy Services segment for the three months ended March  31, 2011 have been revised to reflect the results of TheraCom as discontinued operations.

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2012	2011

Net revenues	$16,024	$14,587
Gross profit	4,572	4,147
Gross profit % of net revenues	28.5%	28.4%
Operating expenses	3,275	3,051
Operating expense % of net revenues	20.4%	20.9%
Operating profit	1,298	1,096
Operating profit % of net revenues	8.1%	7.5%

Net revenue increase:
Total	9.9%	4.4%
Pharmacy	11.1%	5.1%
Front store	7.1%	2.8%
Same store sales increase:
Total	8.4%	2.6%
Pharmacy	9.8%	3.7%
Front store	5.3%	0.4%
Generic dispensing rate	78.1%	75.2%
Pharmacy % of total revenues	69.9%	69.1%
Third party % of pharmacy revenue	97.7%	97.5%
Retail prescriptions filled	179.5	165.6

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

	Year Ending
In millions, except per share amounts	December 31, 2012

Income before income tax provision	$6,324	$6,516
Amortization	475	475
Adjusted income before income tax provision	6,799	6,991
Adjusted income tax provision	2,652	2,727
Adjusted income from continuing operations	4,147	4,264
Net loss attributable to noncontrolling interest	3	3
Adjusted income from continuing operations attributable to CVS Caremark	$4,150	$4,267
Weighted average diluted common shares outstanding	1,283	1,280
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$3.23	$3.33

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

	Year Ending
In millions	December 31, 2012

Net cash provided by operating activities	$6,195	$6,420
Subtract: Additions to property and equipment	(2,145)	(2,075)
Add: Proceeds from sale-leaseback transactions	500	600
Free cash flow	$4,550	$4,945